AMMENDED COMMERCIAL LEASE AGREEMENT

BETWEEN

QUALCAN, LLC, A NEVADA LIMITED

LIABILITY COMPANY,

AS TENANT

AND

GREEN WAGON, LLC, A NEVADA LIMITED

LIABLITY COMPANY,

AS LANDLORD

TABLE OF CONTENTS

1.	BASIC PROVISIONS.	3
2.	PREMISES, TERM AND COMMENCEMENT DATE.	5
3.	MINIMUM RENT AND OTHER SUMS TO BE PAID BY TENANT.	5
4.	PAYMENT OF RENT AND PRORATIONS.	8
5.	CONDITION OF PREMISES.	8
6.	TRADE FIXTURES, ALTERATIONS AND LIENS.	8
7.	USE.	10
8.	UTILITIES AND SERVICES.	11
9.	MAINTENANCE AND REPAIR OF PREMISES.	11
10.	INSURANCE, SUBROGATION, AND WAIVER OF CLAIMS.	13
11.	CASUALTY DAMAGE.	15
12.	CONDEMNATION.	15
13.	RETURN OF POSSESSION.	16
14.	HOLDING OVER.	17
15.	SUBORDINATION AND ATTORNMENT.	17
16.	ESTOPPEL CERTIFICATE.	17
17.	ASSIGNMENT AND SUBLETTING.	18
18.	ACCESS BY LANDLORD.	18
19.	LANDLORD’S REMEDIES.	18
20.	INDEMNIFICATION.	19
21.	HAZARDOUS MATERIALS.	19
22.	CAPTIONS AND SEVERABILITY.	20
23.	DEFINITIONS.	20
24.	NO WAIVER.	20
25.	CONVEYANCE BY LANDLORD AND LIABILITY.	21
26.	NOTICES.	21
27.	MISCELLANEOUS.	21
28.	ENTIRE AGREEMENT.	22

Exhibit A: Premises Description

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1. BASIC LEASE PROVISIONS.

This lease substitutes in its entirety the lease executed between Qualcan, LLC and Barracco Realty, LLC on April 18, 2014 for the premises located at 4145 Wagon Trail Ave. Las Vegas, NV 89118.

(a)	Execution Date: June 30, 2016

(b)	Landlord: Green Wagon, LLC

(c)	Tenant: Qualcan LLC, a Nevada limited liability company

(d)	Premises: The Premises shall consist of approximately 24,000 sq. ft. of floor space and an office in the back of the building (the “Building”) located on that certain real property with an address of 4145 Wagon Trail Ave. Las Vegas, NV 89118 (the “Property”), as such Premises is more particularly depicted on Exhibit “A” attached hereto and made a part hereof.

(e)	Commencement Date: June 30, 2016

(f)	Expiration Date: Fifteen year lease expires on June 30, 2031

(g)	Permitted Use: Tenant shall be permitted to use the Premises to conduct the cultivation and production of state licensed marijuana and marijuana related products, and any other lawful purpose.

(h)	Minimum Rent: $24,000.00 per month with adjustments upon renewal, if applicable, as set forth in Section 2.3.

Year 1	24,000/ per month
Year 2	26,000/ per month
Year 3	28,000/ per month
Year 4	30,000/ per month
Year 5	33,000/ per month
Year 6	36,000/ per month
Year 7	39,000/ per month
Year 8	42,000/ per month

3% increase per year after year 8

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(i)	Security Deposit: $50,000.00.

(j)	Notice Address: As follows, or such other address or addresses as to which Landlord or Tenant shall provide advance notice:

If to Landlord:	Green Wagon, LLC
5101 Mountain Foliage
Las Vegas, NV 89148
Attn: Lorenzo Barracco

If to Tenant:	Qualcan, LLC
4145 Wagon Trail Ave.
Las Vegas, NV 89118
Attn: Heather Cranny, CEO

(k)	Significance of Basic Lease Provisions. Each reference in this Lease to any of the Basic Lease Provisions contained in this Section 1 shall be deemed and construed to incorporate all the terms provided under each such Basic Lease Provision; provided, that the Basic Lease Provisions shall be controlled by the specific terms and provisions of this Lease relating to the subject matter of those Basic Lease Provisions.

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2. PREMISES, TERM AND COMMENCEMENT DATE.

2.1 Initial Term. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for a term commencing on the Commencement Date and ending on the Expiration Date set forth in Section 1 (the “Initial Term” and at times collectively with the extended term set forth in Section 2.2 below, the “Term”), unless sooner terminated as provided herein, subject to the provisions herein contained.

2.2 Extended Term. In the event (i) the APA Closing Date has not yet occurred prior to the expiration of the Initial Term, (ii) the APA has not been terminated, and (iii) the parties under the APA are continuing to obtain the requisite government approvals to satisfy the closing conditions thereunder (the “Extension Conditions”), then Tenant shall have the option (the “Option”) to extend the Term for an additional period of time equivalent to the earlier of the closing of the APA or the termination of the APA (the “Extended Term”), beginning on the expiration of the Initial Term, on all of the same terms and conditions as set forth in this Lease, but at an adjusted Minimum Rent as set forth in Section 3.1 below. The Option may be exercised by Tenant by delivery of written notice to Landlord, which notice must be received by Landlord prior to the expiration of the Initial Term. If Tenant fails to timely deliver such written notice, or if this Lease is terminated pursuant to any other terms or provisions of this Lease prior to the expiration of the Initial Term, the Option shall lapse, and Tenant shall have no right to extend the Initial Term. The Option shall be exercisable by Tenant on the express conditions that (i) at the time of delivery of Tenant’s notice of its election to exercise the Option, and at all times prior to the commencement of the Extended Term, no Events of Default have occurred and remain uncured, (ii) no previous Events of Default (whether or not the same have been timely cured) shall have occurred on more than two (2) occasions during the Initial Term, (iii) the Extension Conditions have been satisfied, and (iv) Tenant has not assigned this Lease nor sublet all or any part of the Premises, it being understood that the Option is personal to the original named Tenant under this Lease. In the event of any such assignment or sublease, the Option shall lapse and shall be null and void and of no further force or effect.

2.3 Terms of Renewal. The Extended Term shall be upon the same covenants, agreements, provisions, terms and conditions as the Initial Term, except that Tenant shall have no further option to renew or extend the Term beyond the Extended Term, and that Minimum Rent during the Extended Term shall be in an amount equal to the sum of the Minimum Rent, plus, three percent (3.0%).

3. MINIMUM RENT AND OTHER SUMS TO BE PAID BY TENANT.

3.1  Minimum Rent. Tenant shall pay Landlord the monthly Minimum Rent set forth in Section 1 in advance on or before the first day of each calendar month during the Term. Tenant acknowledges and agrees that the Minimum Rent is based on the parties’ determination of the value of the Premises and not on a square foot calculation. Thus, if it is ever determined that the square footage of the Premises is either more or less than 24,000 square feet, such determination will have no effect of the Minimum Rent.

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3.2 Additional Rent Based upon Real Estate Taxes. As additional rent, Tenant shall pay Landlord Tenant’s Pro Rata Share of the annual real estate taxes and assessments assessed and levied against the Property. During the Term, Tenant shall pay, together with the Minimum Rent on the first (1st) day of each month, in advance, a sum equal to 1/12th of “Tenant’s Pro Rata Share” (as defined below) of annual real estate taxes and assessments due and payable for the then calendar year. If at a time a payment is required the amount of the real estate taxes and assessments for the then calendar year shall not be known, Tenant shall pay Landlord, as additional rent, 1/12th of Tenant’s Pro Rata Share of the real estate taxes and assessments for the preceding calendar year; and upon ascertaining the real estate taxes and assessments for the current calendar year, Tenant shall pay Landlord any difference upon demand, or if Tenant shall be entitled to a credit, Landlord shall credit the excess against the next monthly installment(s) of additional rent falling due. The term “Tenant’s Pro Rata Share” shall mean for purposes of this Lease, the total number of leasable square feet of floor space in the Premises divided by the total number of leasable square feet in the Building, which figures Tenant acknowledges and agrees are 24,000 square feet.

3.3 Additional Rent Based Upon Other Sums. Tenant shall pay Landlord, as additional rent, all other sums of money on Tenant’s part to be paid pursuant to the terms, covenants and conditions of this Lease.

3.4 Additional Rent Based Upon Reimbursement to Landlord. If Tenant shall fail to comply with or to perform any of the terms, conditions and covenants of this Lease, Landlord may (but with no obligation to do so) carry out and perform such terms, conditions and covenants, at the expense of Tenant, which expense shall be payable by Tenant, as additional rent, upon the demand of Landlord, together with interest at the Default Rate, which interest shall accrue from the date of Landlord’s demand.

3.5 Additional Rent Based Upon Late Payment. If Tenant fails to pay within five (5) days of when due any monthly installment of Minimum Rent, additional rent or any of the sums required of Tenant under the Lease, or if Tenant, within twenty (20) days after demand from Landlord, fails to reimburse Landlord for any expenses incurred by Landlord pursuant to the Lease, together with interest, then Tenant shall pay Landlord, as additional rent, a late charge of five (5%) percent of the rent or expense.

3.6 Additional Rent Based Upon Landlord’s Legal Expenses in Enforcing Lease. As additional rent, Tenant shall pay Landlord, all reasonable attorneys’ fees that may be incurred by Landlord in enforcing Tenant’s obligations under this Lease; provided, however, that in the event Landlord commences a suit against Tenant to enforce Tenant’s obligations under this Lease, and such suit is tried to conclusion and judgment is entered in favor of Tenant, then in that event Tenant shall not be under any obligation to pay Landlord the attorneys’ fees that Landlord may have incurred.

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3.7 Net Lease, No Setoff and Application.

(a) Net Lease/No Setoff. It is the intention of the parties that this Lease is a “triple net lease” and that Tenant shall pay Landlord all fixed Minimum Rent, additional rent and other sums required of Tenant under the Lease, without abatement, deduction or setoff, and irrespective of any claim Tenant may have against Landlord; and this covenant shall be deemed independent of any other terms, conditions or covenants of this Lease. Without limiting (i) the intent of the parties that this is a “triple net” lease, (ii) the obligations of Tenant under this Lease, and (iii) the rights and remedies of Landlord under this Lease, including, without limitation, Section 19.4, Landlord acknowledges and agrees that Tenant shall not be responsible for services for which Landlord contracts directly concerning the Property, without tenant’s knowledge and reasonable consent, such as property management services or other services relating to the Property that Landlord desires to unilaterally engage, unless such services are engaged as a result of Tenant’s breach of its obligations under this Lease and pursuant to Landlord’s rights under Section 19.4.

(b) Application. No payment by Tenant or receipt by Landlord of an amount less than the full fixed Minimum Rent, additional rent, or other sums required of Tenant under the Lease, shall be deemed anything other than a payment on account of the earliest fixed Minimum Rent, additional rent, or other sum due from Tenant under the Lease. No endorsements or statements on any check or any letter accompanying any check or payment of fixed Minimum Rent, additional rent, or other sum due from Tenant under the Lease, shall be deemed an accord and satisfaction of Landlord. Landlord may accept any check for payment from Tenant without prejudice to Landlord’s right to recover the balance of fixed Minimum Rent, additional rent, or other sum due from Tenant under the Lease, or to pursue any other right or remedy provided under this Lease or by Law.

3.8. Security Deposit. Tenant, concurrently with the execution of this Lease, has deposited with Landlord the sum of $50,000.00, receipt of which is hereby acknowledged by Landlord. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease by Tenant to be kept and performed during the term hereof, provided that Tenant shall not be excused from the payment of any rent herein reserved or any other charge herein provided. If Tenant defaults with respect to any provision of this Lease, Landlord may, but shall not be required to, use or retain all or any part of such security deposit for the payment of any rent, to repair damages to the Premises, to clean the Premises or to compensate Landlord for any other damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep such security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. Should Tenant comply with all said terms, covenants and conditions and promptly pay all the rental herein provided for as it falls due, and all other sums payable by Tenant to Landlord hereunder, then the said deposit shall be returned in full to Tenant thirty (30) days after the end of the Term of this Lease or after the last payment due from Tenant to Landlord, whichever last occurs. In the event of sale or transfer of the Building or of any portion thereof containing the Premises, if Landlord transfers the security to the vendee or transferee for the benefit of Tenant, or if such vendee or transferee assumes all liability with respect to such security, Landlord shall be considered released by Tenant from all liability for the return of such security, and Tenant agrees to look solely to the new Landlord for the return of the security, and it is agreed that this Section 3.8 shall apply to every transfer or assignment to a new Landlord. Said deposit shall not be assigned, transferred or encumbered by Tenant, and any attempt to do so by Tenant shall not be binding upon Landlord.

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4. PAYMENT OF RENT AND PRORATIONS.

4.1 Rent. Minimum Rent and any other amounts that Tenant is or becomes obligated to pay Landlord under this Lease, including without limitation pursuant to Sections 3.2 through 3.6 (“Additional Rent”) are sometimes herein referred to collectively as “Rent.”

4.2 Prorations. In the event the Commencement Date occurs on a day other than the first day of a calendar month, Tenant shall pay such prorated amount on the first day of the following month in addition to (i) other Rent due for such following month and (ii) Tenant’s tax contribution obligations pursuant to Section 3.2 for the previous month. In the event of an Expiration Date occurring on a day other than the first day of a calendar month, Tenant shall pay such prorated amount on the first day of the month of expiration in addition to Tenant’s tax contribution obligations pursuant to Section 3.2 for such month.

5. CONDITION OF PREMISES.

Tenant agrees to accept the Premises in “AS-IS, WHERE IS” condition. Notwithstanding the foregoing, as of the date the Premises are delivered to Tenant, all equipment (including HVAC, electric, evaporative coolers and plumbing) shall be in good working order and the Premises shall be in compliance in all material respects with applicable Laws.

6. TRADE FIXTURES, ALTERATIONS AND LIENS.

6.1 Approval. Tenant shall have the right, upon the prior written consent of Landlord not to be unreasonably withheld or delayed, to make alterations, additions or improvements (“Tenant’s Work”) to the building and improvements on the Premises, including any air conditioning system, heating system, plumbing system, electrical system, antennas or fixtures; provided, however, Tenant shall have the right to make non-structural alterations to the Premises which do not exceed Fifty Thousand Dollars ($50,000.00) in costs per project without Landlord’s prior written approval. All alterations, additions or improvements and systems installed in or attached to the Premises by Tenant (exclusive of equipment installed by Tenant specifically related to Tenant’s Permitted Use of the Premises as a marijuana dispensary) shall, at the option of Landlord, upon the expiration or earlier termination of the Lease, belong to and become the property of Landlord without any payment from Landlord and if such option is exercised, shall be surrendered by Tenant in good order and condition as part of the Premises upon the expiration or sooner termination of the Term. Notwithstanding the foregoing, Tenant shall not use or penetrate the roof of the building on the Premises for any purpose whatsoever without the prior written consent of Landlord, which consent may be granted or withheld by Landlord, in Landlord’s sole and absolute discretion.

6.2 Performance of Work. All of Tenant’s Work shall be performed: (i) in a thoroughly first class, professional and workmanlike manner, (ii) strictly in accordance with plans and specifications approved by Landlord in advance in writing, (iii) not to adversely affect the structure of the Premises, and (iv) in compliance with all Laws and other provisions of this Lease. If Tenant fails to perform Tenant’s Work as required herein or with the specifications approved by Landlord, and Tenant fails to cure such failure within 48 hours after notice by Landlord (except that notice shall not be required in emergencies), Landlord shall have the right to stop Tenant’s Work until such failure is cured (which shall not be in limitation of Landlord’s other remedies and shall not serve to abate the Rent or Tenant’s other obligations under this Lease).

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6.3 Liens. Tenant shall keep the Premises and this Lease free from any’ mechanic’s, materialman’s or similar liens or encumbrances, and any claims therefor, in connection with any of Tenant’s Work. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any of Tenant’s Work or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of nonresponsibility. Tenant shall remove any such claim, lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord. If Tenant fails to do so, Landlord may pay the amount or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Premises to any such notices, liens or encumbrances whether claimed by operation of statute or other Law or express or implied contract. Any claim to a lien or encumbrance upon the Premises arising in connection with any of Tenant’s Work shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Premises. Pursuant to NRS 108.234, Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS 108.2403 with respect to any work or alteration Tenant performs or causes to be performed on or about the Premises. Tenant acknowledges the requirements thereunder with respect to Tenant’s recording of a notice of posted security in the Official Records of Washoe County, Nevada, in accordance with NRS 108.2403, and either (i) establishing a construction disbursement account pursuant thereto or (ii) furnishing and recording, in accordance therewith, a surety bond for the prime contract for Tenant’s work that meets the requirements of NRS 108.2415. The parties acknowledge that Landlord is intended to be a “disinterested owner” as defined in NRS 108.234(7) with respect to all of Tenant’s Work or any other work of construction, alteration, or repair of any improvement on the Premises. Accordingly, Tenant shall comply with all requirements set forth in NRS 108.2403 and 108.2407. Without limiting the generality of the forgoing, prior to commencing any of Tenant’s Work or any other work of construction, alteration, or repair of any improvement on the Premises, Tenant shall deliver to Landlord (i) a conformed copy of the recorded notice of posted security recorded pursuant to NRS 108.2403(1)(a), containing the information required by NRS 108.2403(2) and showing the County Recorder’s applicable recording information; (ii) written evidence confirming that Tenant has either established such construction disbursement account or obtained and recorded such surety bond pursuant to NRS 108.2403(1)(b); and (iii) the name, address, and telephone number of Tenant’s prime contractor for such work, which shall be delivered within five (5) days of Tenant and such prime contractor entering into a contract for such work. Tenant may not enter the Premises to begin initial construction on any of Tenant’s Work until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this paragraph.

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6.4 Landlord’s Fees and Costs. Tenant shall pay Landlord a reasonable fee to cover Landlord’s overhead and out-of-pocket costs, including the cost of any outside engineer, architect or consultant, in reviewing Tenant’s plans and specifications and performing any supervision of Tenant’s Work, and such fees as Landlord may reasonably impose for utilities, trash removal, temporary barricades and other matters in connection with Tenant’s Work.

7. USE.

7.1 Premises. Tenant’s use of the Premises shall be for the purposes specified in Section 1 and for any other lawful use subject to and in compliance with all other provisions of this Lease. Landlord makes no representations that the Premises are suitable for Tenant’s purposes. Tenant shall comply with all Laws relating to its particular use of the Premises. Tenant shall not do, or permit or suffer anything to be done or kept in, on or about the Premises which will obstruct or interfere with the rights of other tenants, Landlord or any of their agents, employees, servants, contractors, subtenants, licensees, customers or business invitees, or which will annoy any of them by unreasonable noise or otherwise, nor will Tenant commit or permit any nuisance in, on or about the Premises.

7.2 Parking and Common Areas. Tenant, its employees and business invitees shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant rights, to use such common areas in or adjoining the Building (including but not limited to, the parking lot, walkways and sidewalks) as are designated from time to time by Landlord, subject to such rules and regulations as Landlord may from time to time impose, including the designation of specific areas in which cars operated by Tenant, its employees and business invitees must be parked. Landlord may at any time close any common area to make repairs or changes, to prevent the acquisition of public rights in such areas, or to discourage noncustomer parking. Tenant shall upon request furnish to Landlord the license number of cars operated by Tenant and its employees. Tenant shall not at any time interfere with the right of Landlord, other tenants, its and their agents, employees, servants, contractors, subtenants, licensees, customers and business invitees to use any part of the parking lot or other common areas. Landlord assumes no responsibility to police the use of said parking areas and Landlord shall not be liable for the use thereof by Landlord, Landlord’s other tenants, its or their agents, employees, servants, contractors, subtenants, licensees, customers and/or business invitees or by any other person or persons, entity or entities whomsoever. At no time may Tenant overburden the parking facilities available to the building (as shown on Exhibit A hereto) by Tenant’s use for itself, its customers, invitees or guests, over 50% of the parking spaces in such parking facilities. The bulletin board or directory of the Building, if any, shall be provided exclusively for the display of the names and locations of tenants only, and Landlord reserves the right to exclude any other names therefrom and otherwise limit the number of listings thereon. Tenant shall not at any time interfere with the rights of Landlord, other tenants, its and their agents, employees, servants, contractors, subtenants, licensees, customers and business invitees to use any part of the parking lot or other common areas. All parking areas and common areas which Tenant maybe permitted to use are to be used under a revocable license, and if any such license is revoked, or if the amount of such area is diminished, including by Landlord reserving certain parking spaces to itself or another tenant so long as such reservation does not exceed 50% of the parking spaces providing in the parking facilities, Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall revocation or diminution of such areas be deemed constructive or actual eviction.

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7.3 Rules and Regulations. Tenant hereby covenants that it, its agents, employees, servants, contractors, subtenants, customers, licensees and business invitees shall abide by all reasonable rules and regulations Landlord may promulgate, including those set forth on Exhibit “B” and such additional rules and regulations, including amendments and modifications thereof, as Landlord may, from time to time, adopt for the safety, care and cleanliness of the Premises or of the Building or the adjoining grounds or for the preservation of good order thereon. Landlord shall not be liable for the failure of any tenant or occupant of the Building to comply with such rules and regulations or with the terms of any lease of space in the Building.

7.4 Landlord and Tenant, jointly and severally, waive any defense based on federal law or that the use of the Premises are void against public policy based on illegality under federal law.

8. UTILITIES AND SERVICES.

8.1 Tenant To Obtain Utilities and Services. Tenant shall obtain in Tenant’s own name, and pay the utility company or other provider directly for, all utilities furnished to or for the Premises, including without limitation, electricity, gas, water, sewer, telephone and other communication services. Tenant shall also pay for maintenance of heating, ventilating and air-conditioning (“HVAC”), alarm and other security services, pest and rodent control, janitorial, cleaning and trash collection and shall be responsible for all utility connection charges and non-recurring utility charges including without limitation impact fees and contributions in aid of construction. If any utilities are not separately metered, Tenant will pay, as Additional Rent, Tenant’s Pro Rata Share of the cost of such utilities within ten (10) days after receipt of Landlord’s invoice therefore, showing the total amount of such utilities and Landlord’s calculation of Tenant’s Pro Rata Share. Notwithstanding the foregoing, if a utility is not separately metered to the Premises, Tenant will be responsible for any materially disproportionate usage of any such utility. Tenant agrees to comply with energy conservation programs implemented by Landlord by reason of enacted laws or ordinances.

8.2 Interruptions. Landlord shall not be liable in damages or otherwise for any failure, variation, shortage or interruption of any utilities or services unless the same result from Landlord’s gross negligence or intentional misconduct, and Tenant shall not be entitled to terminate this Lease or abate any portion of the Rent due under the Lease as a result of such failure, variation, shortage or interruption.

9. MAINTENANCE AND REPAIR OF PREMISES.

9.1 Condition of the Premises. Tenant acknowledges examining the Premises prior to the commencement of the Initial Term, that Tenant is fully familiar with the condition of the Premises and that Tenant accepts the Premises “As-Is.” Tenant enters into the Lease without any representations or warranties on the part of Landlord, express or implied, as to the condition of the Premises, including, but not limited to, the cost of operations and the condition of its fixtures, improvements and systems.

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9.2 Tenant’s Obligations.

(a) Tenant’s Maintenance. Except as provided for elsewhere in this Lease, Tenant shall maintain, at Tenant’s own expense, the Premises in good condition and repair, and make replacements, foreseen and unforeseen, ordinary and extraordinary, structural and non-structural, to the Premises, including, but without limitation, the exterior and interior portion of all doors, windows, plate glass, all plumbing and sewage facilities within the Premises including free flow up to the main sewer line, fixtures, sprinkler system, walls, floors and ceilings, the heating system, the air conditioning system, if any, the electric system, and any other system of the building on the Premises and any work performed by or on behalf of Tenant hereunder, and at the expiration or other sooner termination of the Term, deliver them up in good order and condition.

(b) Damage Caused by Tenant. Notwithstanding any contrary provisions set forth in this Lease, any damage to the Premises, including, but not limited to, the building or its systems, or the improvements, caused by Tenant or a “Tenant Representative” (as defined below), shall be promptly repaired or replaced to its former condition by Tenant, as required by Landlord, at Tenant’s own expense. The term “Tenant Representative” shall mean any officer, member, manager, employee, agent, licensee, assignee, sublessee or invitee of Tenant, or any third party other than Landlord.

(c) Tenant’s Negative Covenants. Tenant shall not injure, deface, permit waste nor otherwise harm any part of the Premises, permit any nuisance at the Premises, permit the emission of any objectionable noise or odor from the Premises, place a load on the floor on the Premises exceeding the floor load per square foot the floor was designed to carry, or install, operate or maintain any electrical equipment in the Premises that shall not bear an underwriters approval.

9.3 Landlord’s Obligations.

 (a) Landlord’s Maintenance. Landlord agrees to keep in good order, condition and repair the foundations, exterior walls and roof of the Building (but excluding the exterior and interior of all windows, doors, and plate glass of the Premises) and, subject to the provisions of this Section 9.3 hereof, the common areas, except for reasonable wear and tear and except for any damage thereto, caused by any act or negligence of Tenant or its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees. Landlord shall not be obligated to repair or maintain any structure or facility except as provided in this Section. Landlord shall not be responsible for light bulb or ballast replacement. Landlord shall not be obligated to provide any maintenance or to make any repairs when such maintenance or repair is made necessary because of the negligence or misuse of Tenant, Tenant’s agents, employees, servants, contractors, subtenants, licensees, customers or business invitees. Landlord shall have no responsibility or liability for failure to supply any maintenance or to make any repairs when prevented from doing so by any cause beyond Landlord’s control. Landlord shall not be obligated to inspect the Premises and shall not be obligated to make any repairs or perform any maintenance hereunder other than as specifically required hereby and unless first notified of the need thereof in writing by Tenant. If Landlord fails to commence such repairs or maintenance within twenty (20) days after said notice, Tenant’s sole right and remedy for such failure shall be, after further notice to Landlord, to make such repairs or perform such maintenance at Landlord’s expense; provided, however, that the amount of such costs not exceed the reasonable value of such repairs or maintenance; and provided further, that if the Premises is uninhabitable as a result of Landlord’s failure to commence required repairs or maintenance, rent will be abated until the Premises is once again habitable (whether due to Landlord’s repairs or Tenant’s). Tenant hereby waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or hereafter in effect. Landlord shall not be liable for any loss or damage to persons or property sustained by Tenant or other persons, which may be caused by the Building or the Premises, or any appurtenances thereto, being out of repair or by bursting or leakage of any water, gas, sewer or steam pipe, whether or not it is the obligation of Landlord to repair the same, by theft, by fire, oil or electricity, by any actor neglect of any tenant or occupant of the Building, or of any other person, or by any other cause of whatsoever nature, unless caused by the gross negligence of Landlord.

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(b)  Additional Rent. Tenant hereby agrees to pay as Additional Rent fifty (50%) of the cost of routine landscaping and snow removal incurred by Landlord with respect to the Building, but not any capital upgrades. The Additional Rent provided to be paid in this Section shall be estimated by Landlord and one-twelfth (1/12) of such estimate shall be paid in advance by Tenant on the first day of each month after Tenant’s receipt of Landlord’s estimate without further demand or any deduction or set-off, except as provided in this Lease. When Landlord ascertains the actual costs for a calendar year, Landlord shall so notify Tenant and Tenant shall pay to Landlord on demand the amount, if any, equal to the difference between the amount due for such year pursuant to this Section and the amount previously paid hereunder. Should the estimated payments have exceeded the actual amount due, said excess shall be held by Landlord and applied to the next monthly payment of Additional Rent provided to be paid under this Section, and, if necessary, each monthly payment thereafter until fully exhausted. Tenant shall not be entitled to receive interest on any Additional Rent paid hereunder. No delay by Landlord in submitting any statement shall constitute a waiver of Landlord’s right to submit such statement and/or receive any Additional Rent pursuant hereto.

10. INSURANCE, SUBROGATION, AND WAIVER OF CLAIMS.

10.1 Insurance Coverage. Tenant shall, at all times during the Term hereof, at its sole cost and expense, procure and maintain in full force and effect, the following insurance:

(a) Casualty Insurance. All-risk fire insurance covering Landlord’s and Tenant’s personal property and the personal property of others in Tenant’s possession in, up on or about the Premises. Such insurance shall be in an amount equal to the current replacement value of the property required to be insured. Tenant and Landlord, as their interests may appear, shall be the named insureds (and at Landlord’s option, any other persons, firms or corporations designated by Landlord shall be additionally named insureds) under each such policy of insurance. Tenant acknowledges that Landlord is not required to maintain any personal property insurance for Tenant’s property.

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(b) Liability Insurance. Comprehensive general liability insurance coverage (either primary and/or umbrella policies), which shall include personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability and products and completed operations liability, in limits not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. This insurance shall insure Landlord and “Landlord’s Indemnitees” (as defined below) and Tenant, and such other parties as Landlord may designate, naming each as the insured. Notwithstanding any contrary provisions contained in this paragraph, if any liability insurance policy excludes coverage of any claim made by one insured against another, or any action or suit filed by one insured against another, then Tenant shall deliver to Landlord a separate liability insurance policy, which insures only Landlord and Landlord’s Indemnitees and such other parties as Landlord may designate, in accordance with the provisions of this paragraph, and a certificate of insurance evidencing a separate liability insurance policy insuring Tenant in accordance with the provisions of this paragraph. The term “Landlord’s Indemnitees” shall mean Landlord’s affiliates, mortgagees, if any, and their respective officers, members, managers, employees, agents and representatives, as well as the officers, members, managers, shareholders, directors, employees, agents and representatives of Landlord.

(c)  Worker’s Compensation and Employer’s Liability Insurance. Worker’s Compensation and Employer’s Liability insurance, in a form and in an amount as required to comply with Nevada law and which shall contain a waiver of subrogation against Landlord.

(d) Additional Insurance. Any other form or forms of insurance as Landlord or Landlord’s mortgagees may reasonably require from time to time, in form and amounts, and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

10.2 Insurance Requirements Generally. All policies shall be taken out with insurers that are acceptable to Landlord and in form satisfactory to Landlord. Tenant agrees that certificates of insurance, or, if required by Landlord or the mortgagees of Landlord, certified copies of each such insurance policy, will be delivered to Landlord as soon as practicable after the placing of the required insurance. Tenant shall, contemporaneously with the execution of this Lease, provide Landlord with a certificate of insurance as written evidence of the insurance in force, and renewals thereof shall be delivered to Landlord at least thirty (30) days prior to the expiration of the respective policy terms. All policies shall contain an undertaking by the insurers to notify Landlord and the mortgagees of Landlord in writing not less than thirty (30) days before any material change, reduction in coverage, cancellation, or other termination thereof.

10.3 Waiver of Subrogation. To the extent that the parties may legally so agree, neither Landlord nor Tenant shall be liable by way of subrogation or otherwise to the other party, or to any insurance company insuring the other party for any loss or damage to any of the property of Landlord or Tenant, as the case may be, which loss or damage is covered by any insurance policies carried by the parties and in force at the time of any such damage, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, and the party hereto sustaining such loss or damage so protected by insurance waives its rights, if any, of recovery against the other party hereto to the extent and amount that such loss is covered by such insurance. This release shall be in effect only so long as the applicable insurance policies shall contain a clause or endorsement to the effect that the aforementioned waiver shall not affect the right of the insured to recover under such policies. In the event Tenant’s insurance carrier declines to include in such carrier’s policy the standard waiver of subrogation clause, Tenant shall promptly notify Landlord in writing.

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11. CASUALTY DAMAGE.

11.1 Restoration by Landlord. If the Premises shall be damaged by fire or other casualty, Landlord shall use available insurance proceeds to repair the Premises to the condition as exists on the Commencement Date, except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements by Tenant after the Commencement Date unless insurance proceeds are payable on account of same. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof.

11.2  Abatement of Rent. All Rent shall abate from the date of the casualty through the date that is 30 days after Landlord notifies Tenant that Landlord has substantially completed Landlord’s repair obligations hereunder, provided such abatement shall apply only to the extent the Premises are untenantable for the purposes permitted under this Lease and not used by Tenant as a result thereof, based proportionately on the square footage of the Premises so affected and not used.

11.3 Termination of Lease. Notwithstanding the foregoing to the contrary, Landlord may elect to terminate this Lease if the Premises is damaged by fire or other casualty or cause such that: (a) more than 50% of the Premises is affected by the damage (b) the damage occurs less than one year prior to the end of the Term, or (c) in Landlord’s reasonable opinion, the cost of the repairs, alterations, restoration or improvement work would exceed 50% of the replacement value of the Premises. In any such case, Landlord may terminate this Lease by notice to Tenant within 60 days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Premises).

12. CONDEMNATION.

12.1 Permanent Condemnation.

(a) Lease Termination. If all or any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of the power (both called “Condemnation”), this Lease shall terminate as to the part taken as of the first date the condemning authority takes either title or possession. If more than twenty-five (25%) percent of the leasable area of the Premises is taken or the balance of the Premises is unfit for Tenant’s use, Tenant has the option to terminate this Lease as of the date the condemning authority takes possession. The option shall be exercised in writing as follows:

(i) Notice of Taking. Within thirty (30) days after Landlord or the condemning authority has given Tenant written notice of the taking; or

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(ii) Possession. Absent notice, within ten (10) days after the condemning authority has taken possession.

If Tenant does not terminate, this Lease shall remain in full force and effect as to the portion of the Premises remaining. The Rent shall be reduced in the same proportion as the area of the Premises taken bears to the entire area leased hereunder.

(b) Award. Any award for Condemnation is Landlord’s, whether the award is made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages. If this Lease is not terminated, Landlord shall diligently repair any damage to the Premises caused by such Condemnation, subject to delays which are out of Landlord’s control.

(c) Tenant Responsibility. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN THE EVENT THAT THE CONDEMNATION IS A RESULT OF TENANT’S USE OF THE PREMISES AND THIS LEASE IS TERMINATED AS A RESULT, THEN TENANT SHALL PAY LANDLORD UPON DEMAND LIQUIDATED DAMAGES AS A RESULT OF SUCH CONDEMNATION IN AN AMOUNT EQUAL TO THE MINIMUM RENT FOR THE REMAINING TERM OF THE LEASE, LESS ANY AMOUNTS OF MINIMUM RENT LANDLORD MAY RECEIVE OVER THE REMAINDER OF THE TERM FROM A REPLACEMENT LEASE, NET ALL COSTS AND EXPENSES OF RE-LETTING THAT LANDLORD MAY INCUR IN ORDER TO ENTER INTO SAID REPLACEMENT LEASE, INCLUSIVE OF ANY TENANT IMPROVEMENTS.

12.2 Temporary Condemnation. Upon condemnation of all or any portion of the Premises for temporary use, this Lease shall continue without change or abatement in Tenant’s obligations, as between Landlord and Tenant. Tenant is entitled to the award made for the use. If the Condemnation extends beyond the Term of the Lease, the award shall be prorated between Landlord and Tenant as of the expiration date of the Term. Tenant is responsible, at its sole cost and expense, for performing any restoration work required to place the Premises in the condition it was in prior to Condemnation, unless the release of the Premises occurs after termination. In such case, Tenant shall assign to Landlord any claim it may have against the condemning authority for the cost of restoration, and if Tenant has received restoration funds, it shall give the funds to Landlord within ten (10) days after demand.

13. RETURN OF POSSESSION.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Premises in good condition and repair, free of debris (normal wear and tear, and casualty damage excepted), and shall ensure that all signs and movable trade fixtures and personal property have been removed therefrom and that any damage caused thereby has been repaired. All leasehold improvements and other non-trade fixtures, such as HVAC equipment, plumbing fixtures, hot water heaters, fire suppression and sprinkler systems, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain, all without compensation, allowance or credit to Tenant. If Tenant shall fail to perform any repairs or restoration required by this Lease, or fail to remove any of its personal property from the Premises as required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand.

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14. HOLDING OVER.

Tenant shall pay Landlord 125% of the amount of Minimum Rent then applicable prorated on a per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease. The foregoing provision shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain a month-to-month tenant, bound to comply with all provisions of this Lease until Tenant vacates the Premises).

15. SUBORDINATION AND ATTORNMENT.

15.1 Upon written request of Landlord, or any mortgagee or beneficiary of Landlord, Tenant will in writing, subordinate its right hereunder to the interest of any ground lessor of the land (the “Land”) upon which the Premises is situated and to the lien of any mortgage or deed of trust, now or hereafter in force, against the Land and/or Building of which the Premises is a part and to all advances made or hereafter to be made upon the security thereof; provided, however, that the ground lessor, or the mortgagee or trustee, as applicable, named in said mortgage or trust deed shall agree that Tenant’s peaceable possession of the Premises and its rights under this Lease will not be diminished on account thereof.

15.2 In the event (i) any proceedings are brought for foreclosure, or (ii) of the exercise of the power of sale under any mortgage or deeds of trust, then, upon any such foreclosure or sale, Tenant agrees to recognize such beneficiary or purchaser as Landlord under this Lease, provided that Tenant’s right to possession continues unabated and Tenant’s rights under this Lease continue undiminished.

16.  ESTOPPEL CERTIFICATE.

Tenant shall from time to time, within fifteen (15) days after written request from Landlord, execute, acknowledge and deliver a statement: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or if this Lease is claimed not to be in force and effect, specifying the ground therefor) and the dates to which the Minimum Rent and other charges hereunder have been paid, and the amount of any Security Deposit and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. If Tenant shall fail to execute and return such statement within the time required herein, Tenant shall be in default of this Lease. Landlord will provide Tenant with similar estoppel information within 15 days of Tenant’s request therefor.

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17. ASSIGNMENT AND SUBLETTING.

17.1 Transfers. Tenant shall not: (i) assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or extend, renew or modify any sublease, or (iii) permit the use of the Premises by any parties other than Tenant and its employees, whether as licensee, concessionaire, franchisee or otherwise (all of the foregoing are hereinafter referred to collectively as a “Transfer”). Any Transfer made shall, at Landlord’s option, be null, void and of no effect (which shall not be in limitation of Landlord’s other remedies).

18. ACCESS BY LANDLORD.

Landlord and its authorized representatives may: (i) inspect the Premises in connection with Landlord’s required maintenance and repairs or exhibit the Premises to lenders, insurers, governmental authorities, or others, and (ii) enter or permit entry to the Premises in emergencies or for any other reasonable purpose, or for the purpose of exercising any other rights or remedies expressly granted or reserved to Landlord under this Lease or Nevada Law, or to make any repairs, maintenance, improvements or alterations, or other work in or about the Premises. Landlord’s entry in the Premises shall, except in the case of emergency, be accompanied by Tenant’s representative. All entries by Landlord will be done in such a manner so as to create the least possible disturbance to Tenant. Landlord agrees that it shall provide Tenant with reasonable notice of any entry by Landlord except for emergency situations.

19. LANDLORD’S REMEDIES.

19.1 Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant and shall give rise to Landlord’s remedies set forth in Section 19.2 below: (i) failure to make any payment of Rent within five (5) days of when due, (ii) failure to observe or perform any term or condition of this Lease other than the payment of Rent, unless such failure is cured within thirty (30) days following notice, or (iii) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debt, (f) Tenant’s insolvency or admission of an inability to pay any of its debts as they mature.

19.2 Remedies. If a Default occurs, Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, with or without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated this Lease in writing, any such action shall be deemed a termination of Tenant’s right to possession only). Alternatively, Landlord may terminate this Lease in which case Landlord may recover from Tenant: (i) any unpaid Rent as of the termination date and (ii) the amount by which any unpaid Rent that would have accrued after the termination date during the balance of the Term.

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19.3 Mitigation of Damages. If Landlord terminates this Lease, Landlord shall have no obligation to mitigate Landlord’s damages except to the extent required by applicable Law. However, if Landlord elects not to terminate this Lease but does terminate Tenant’s possession of the Premises, Landlord shall use commercially reasonable efforts to mitigate its damages.

19.4 Landlord’s Cure of Tenant Defaults. If Tenant fails to perform any obligation under this Lease within the applicable notice and cure period, Landlord shall have the right (but not the duty), to perform such obligation on behalf and for the account of Tenant. In such event, Tenant shall reimburse Landlord upon demand, as Additional Rent, for all reasonable expenses incurred by Landlord in performing such obligation, and interest thereon at the Default Rate from the date such expenses were incurred. Landlord’s performance of Tenant’s obligations hereunder shall not be deemed a waiver or release of Tenant therefrom.

20. INDEMNIFICATION.

Tenant shall indemnify and hold harmless Landlord from and against any and all third party claims, actions, damages, liability and expenses of third party claims arising inside or on the Premises. No indemnity by Tenant shall extend to claims arising by virtue of grossly negligent or intentional acts or omissions of Landlord or Landlord’s employees, agents, contractors. Further, Tenant’s indemnity obligations shall only be applicable to claims, actions, damages, liability and expenses of third party claims asserted against Landlord. In the event of any third party claim asserted against Tenant and Landlord based on acts or omissions in the Premises, Tenant shall provide and pay for the cost of Landlord’s defense (using counsel selected by Landlord). Without limiting the foregoing indemnification obligations, Tenant shall indemnify and hold harmless Landlord from and against any and all claims, actions, damages, liability and expenses arising as a result of Tenant’s intended use of the Premises for the dispensary of marijuana as set forth under Section 1, including without limitation, any federal fines, sanctions, liens or actions levied or taken by any governmental authority against Landlord in connection with such use of the Premises.

21. HAZARDOUS MATERIALS.

Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, discharge or spill any “Hazardous Material” (as defined below), or permit any of the same to occur, or permit any Hazardous Materials to leak or migrate, on or about the Premises, in violation of any Environmental Laws. The term “Hazardous Material” for purposes hereof shall mean any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof, including, without limitation, petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, polychlorinated biphenyls (PCB’s) and similar compounds, and any other items that now or subsequently are found to have an adverse effect on the environment or the health and safety of persons or animals or the presence of which requires investigation or remediation under any Law or governmental policy. Without limiting the generality of the foregoing, “Hazardous Material” includes any item defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “regulated substance” or “toxic substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., Clean Water Act, 33 U.S.C. Sections 1251 et seq., Safe Drinking Water Act, 14 U.S.C. Sections 300f et seq., Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., Atomic Energy Act of 1954, 42 U.S.C. Sections 2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time (collectively, “Environmental Laws”).

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22. CAPTIONS AND SEVERABILITY.

The captions of the sections and subsections of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease or portion thereof shall be found invalid, void, illegal, or unenforceable generally or with respect to any particular party, by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions or the remaining portion thereof, or its enforceability with respect to any other party.

23. DEFINITIONS.

23.1 “Default Rate” shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever shall be less.

23.2 “Law” or “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are binding precedents in the state in which the Premises is located, and decisions of federal courts applying the Laws of such states, at the time in question.

24. NO WAIVER.

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any party other than Tenant shall not constitute a waiver of Landlord’s right to approve any Transfer.

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25. CONVEYANCE BY LANDLORD AND LIABILITY.

Tenant agrees to look solely to Landlord’s interest in the Premises and its rents for the enforcement of any judgment, order or other remedy under or in connection with this Lease or any related agreement, instrument or document of for any other matter whatsoever relating thereto or to the Premises (collectively, the “Landlord Obligations”) and Landlord shall not be personally liable for any such judgment, order or other remedy or deficiency after execution thereon. Without limiting the generality of the foregoing, under no circumstances shall any present or future, direct or indirect, principals or investors, general or limited partners, officers, directors, shareholders, trustees, beneficiaries, participants, advisors, managers, members, employees, agent or affiliates of Landlord, or of any of the other foregoing parties, have any liability for any Landlord Obligations. In case Landlord (or any successor owner of the Premises) shall convey or transfer the Premises or any portion thereof in which the Premises are contained to another party, such other party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed all Landlord Obligations, including the return of any Security Deposit. Tenant shall attorn to such other party, and Landlord (or such successor owner) shall, from and after the date of conveyance or transfer, be free of all Landlord Obligations.

26. NOTICES.

Except as expressly provided to the contrary in this Lease, every notice, demand or other communication given by either party to the other with respect hereto or to the Premises, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States registered or certified mail, return receipt requested, postage prepaid, addressed, if to Tenant or Landlord, at their notice addresses set forth in Section 1, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided.

Every notice or other communication hereunder shall be deemed to have been given as of the second business day following the date of such mailing or dispatch by national air courier service (or as of any earlier date evidenced by a receipt from such national air carrier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force and effect until received by the foregoing parties at such addresses required herein.

27. MISCELLANEOUS.

27.1 Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of this Lease respecting Transfers.

27.2 Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant.

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27.3 This Lease shall be construed in accordance with the Laws of the State of Nevada and in the event of a dispute hereunder exclusive venue shall be Clark County, Nevada.

27.4 All obligations (including indemnity obligations) or rights of either party arising during or attributable to the period prior to expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

27.5 Landlord agrees that if Tenant timely pays the Rent and performs the terms and provisions hereunder, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any party acting by or through Landlord, subject to all other terms and provisions of this Lease.

27.6 The parties agree that they intend hereby to create only the relationship of landlord and tenant. No provision hereof, or act of either party hereunder, shall be construed as creating the relationship of principal and agent, or as creating a partnership, joint venture or other enterprise, or render either party liable for any of the debts or obligations of the other party, except under any indemnity provisions of this Lease.

27.7 This Lease, and the Exhibits hereto, have been mutually negotiated by Landlord and Tenant, and any ambiguities shall not be interpreted in favor of either party.

27.8 This Lease may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. Facsimile and electronic signatures (portable document format and otherwise) shall be effective as originals.

28. ENTIRE AGREEMENT.

This Lease, together with Exhibits, contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect. Neither this Lease, nor any Exhibits referred to above may be modified, except in writing signed by both parties.

[Signature page follows.]

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The parties have caused this Lease to be signed as of the day and year first above written.

LANDLORD:

GREEN WAGON, LLC,
a Nevada limited liability company

By:	/s/ Lorenzo Barracco
Its:	Manager
Print Name:	Lorenzo Barracco

TENANT:

QUALCAN, LLC, a Nevada limited liability company

By:	/s/ Heather Cranny
Its:	President
Print Name:	Heather Cranny

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EXHIBIT “A”

Depiction of Premises

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EXHIBIT “B”

Rules and Regulations

1. Without Landlord’s written consent therefor first had and obtained, no sign or other object or thing visible to public view outside of the Premises shall be placed or allowed on the exterior of the Premises or in the interior of the Premises in such a manner as shall be visible from outside the Premises, except that Tenant shall, at Tenant’s sole cost and expense, place one name sign of such size and design as is designated by Landlord on an exterior door or such other exterior surface of the Premises as is designated by Landlord. Tenant shall not put any curtains, draperies or other hangings on or beside the windows of the Premises without first obtaining Landlord’s written consent therefor. Any such curtains, draperies or hangings shall have such a background that all such hangings in the Building shall have a uniform appearance from the exterior of the Building.

2. The sidewalks, halls, passages, exits, entrances, elevators, stairways and other common areas shall not be obstructed by Tenant or used for any purpose other than for ingress and egress to the Premises. The halls, passages, exits, entrances, stairways and roof are not for the use of the general public, and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its lessees. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

3. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor, or who shall in any manner do any act in violation of any of the rules or regulations of the Building.

4. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall not solicit business from, buy from or otherwise do business with any person soliciting or canvassing occupants of the Building.

5. Without the written consent of Landlord, Tenant shall not use the name, picture, or representation of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a location for offices, and upon written notice from Landlord Tenant shall refrain from or discontinue such advertising.

6. The toilet rooms, urinals, washbowls and other plumbing apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which said floor was designed to carry or which is allowed by law, whichever is less.

8. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall reasonably designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on webbing of such thickness and size as is necessary to properly distribute their weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant.

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9. No vending machines of any description shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

10. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord other than with the written consent of Landlord, given or withheld in Landlord’s discretion and in any event in compliance with all applicable laws, rules and regulations.

11. Tenant, upon termination of the Lease, shall deliver to Landlord the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, shall pay Landlord therefor. Tenant shall not alter any lock or install any new or additional locks or any bolts on any doors of the Premises.

12. Furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators between such hours and in such elevators as shall be designated by Landlord. Any merchandise not capable of being carried by hand shall utilize a hand truck equipped with rubber tires and rubber side guards.

13. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during hours Landlord may deem advisable for the adequate protection of the property. Use of the Building and Premises before 5:00 A.M. or after 10:00 P.M. shall be subject to such rules and regulations as Landlord may from time to time prescribe. Tenant, its employees, agents or associates, or other persons entering or leaving the Building at any time when so locked, may be required to sign the Building register, and the watchman, if any, or Landlord’s agent in charge shall have the right to refuse admittance to any person into the Building without a pass or other satisfactory identification showing right of access at such time. Landlord assumes no responsibility and shall not be liable for any damage resulting from the admission or refusal to admit any authorized or unauthorized person to the Building. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors, or otherwise.

14. Tenant shall see that the doors of the Premises are closed at all times when not in use for ingress or egress and securely locked before leaving the Building, and that all electricity, gas, heating or air conditioning shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or by Landlord.

15. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and none of Landlord’s employees will admit any person to any office without specific instructions from Landlord.

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16. If the Premises is leased for use as professional offices, all professional practice conducted on the Premises shall be in compliance with the Code of Ethics of such profession. All advertising, if any, by Tenant, its agents, employees, servants, contractors, subtenants and licensees in connection with the Premises shall be in compliance with said Code of Ethics.

17. Tenant shall not without the written consent of Landlord operate any computer, data processing machine, or any machine using current in excess of 110 volts or which will in any way increase the amount of electricity or water used over that ordinarily furnished or supplied for use of the Premises as general office space, nor connect with electric current or water except through existing electrical outlets or water pipes in the Premises any apparatus or device for the purposes of using electric current or water. If, in Landlord’s judgment, Tenant shall require water or electric current in excessive amounts or shall use the same in an unreasonable manner, Tenant shall first procure Landlord’s written consent, which Landlord may refuse, to the use thereof and/or Landlord may cause a water meter or electric current meter to be installed in the Premises to measure the water and electric current consumed for any such other use. The cost of any such meter(s) and of installation, maintenance and repair thereof shall be paid by Tenant, and Tenant shall pay on demand for all such water and electric current consumed as shown by said meters at the rates charged for such services by the local public utility furnishing the same, plus any additional expense incurred by Landlord in keeping accounts of the water and electric current so consumed. Tenant shall not overload the electric system.

18. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating and air conditioning system.

19. Tenant shall not use the Premises for storage or warehouse purposes.

20. No cooking shall be done or permitted by any tenant on the Premises without Landlord’s consent given or withheld in its sole discretion and in any event in compliance with all applicable laws, rules and regulations.

21. Landlord shall in no wise be responsible to any Tenant for any loss of property on the premises, however occurring, or for any damage done to the effects of any tenant by the janitor or any other employee or any other person. Janitor service shall include ordinary dusting and cleaning and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.

22. Tenant shall not suffer or permit any animals to be kept in, about or upon the Premises without Landlord’s prior written consent.

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